SCOTTISH RE
                                                      Moderator: Scott Willkomm
                                                           02-17-05/10:00 am CT
                                                            Conference #3500149
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                                   SCOTTISH RE

                            Moderator: Scott Willkomm
                                February 17, 2005
                                   10:00 am CT


Operator:           Good morning. My name is (Christie) and I will be your
                    conference facilitator today. At this time I would like to welcome everyone to the Scottish Re Fourth Quarter Earnings
                    Release conference call. All lines have been placed on mute to prevent any background noise.

                    After the speakers' remarks there will be a question and answer period. If you would like to ask a question during this time simply press star, then the number 1 on your telephone keypad. If you would like to withdraw your question press star and the number 2 on your telephone keypad. Thank you.

                    I would now turn the call over to Mr. Mike French. Please go ahead.

Mike French:        Thank you, operator, and good morning, everyone. Welcome to the Scottish Re fourth quarter conference call. This is Mike
                    French, the chairman of the company.

                    We'll begin the call with comments about the company's financial results and give an overview of the development of the company's business. And after concluding our prepared remarks we'll take your questions.


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                                                                    SCOTTISH RE
                                                      Moderator: Scott Willkomm
                                                           02-17-05/10:00 am CT
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                    There'll be a recording of this call available after 1 pm
                    today running through March the 3rd and instructions on how to access that were included in the conference call invitation and today's earning release. Also a replay of the call can be accessed on our Web site, scottishre.com.

                    Before we begin the financial overview please keep in mind that certain statements that we make are forward-looking statements within the meaning of the federal securities laws and management cautions that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied.

                    At this time I'm going to turn the call over to Scott Willkomm, President and Chief Execution Officer of the company, to discuss the financial results and our operations for the quarter. Scott?

Scott Willkomm:     Thanks, Mike. Good morning, everyone. Scottish Re reported this morning that income from continuing operations for the quarter ended December 31st, 2004, was $19.5 million or 52 cents per diluted share as compared to $30.3 million or 82 cents per diluted share for the prior year period.

                    Income from continuing operations for the year ended December 31, '04, was $69.8 million or $1.86 per diluted share compared to $48.8 million or $1.51 per diluted share for the prior year period.

                    Net operating earnings were $26 million or 69 cents per diluted share for the quarter ended December 31,'04, as compared to $18.3 million or 50 cents per diluted share for the prior year period.


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                                                                    SCOTTISH RE
                                                      Moderator: Scott Willkomm
                                                           02-17-05/10:00 am CT
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                    For the year net operating earnings amounted to $79.6
                    million or $2.12 per diluted share compared to $41 million or $1.27 per diluted share for the prior year period.

                    Net operating earnings is a non-GAAP measurement and we determine net operating earnings by adjusting GAAP income from continuing operations, by net realized capital gains and losses, the change in the value of the imbedded derivatives as adjusted for the related effects of the amortization of deferred acquisition costs, due diligence costs and taxes related to these items.

                    While these items may be significant components in understanding and assessing the company's consolidated financial performance, the company believes that the presentation of new operating earnings enhances the understanding of its results of operations by highlighting earnings that are attributable to the normal recurring operations of its business. However net operating earnings are not a substitute for income from continuing operations determined in accordance with GAAP.

                    Net income for the quarter amounted to $19.3 million or 51 cents per diluted share as compared to $10.5 million or 29 cents per diluted share for the prior year's period. Net income for the year was $69.6 million or $1.86 per diluted share compared to $27.3 million or 85 cents per diluted share in the prior year.

                    Total revenue for the quarter increased to $215 million from $196 million for the prior year period which represents an increase of approximately 10%. Excluding realized gains and losses and the change in the fair value of the imbedded derivative total revenue for the quarter increased to $216.9 million from $182 million for the prior year period which is an increase of about 19%.


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                                                                    SCOTTISH RE
                                                      Moderator: Scott Willkomm
                                                           02-17-05/10:00 am CT
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                    Total revenue for the year ended December 31, '04, increased to $816.6 million from $557.4 million for the prior year period which is an increase of 47%. Excluding the realized gains and losses and the change in the fair value of the derivative, total revenue for the year increased to $821.2 million from $547.9 million which is about an increase of 50%.

                    Total benefits and expenses increased to $202.4 million for the quarter from $169.2 million which is an increase of 20% over the prior year's period. For the year total benefits and expenses increased to $759.1 million from $519.6 million which is an increase of 46%.

                    The increase in both total revenue and total benefits and expenses were principally driven by the acquisition of Scottish Re Life Corporation which was previously ERC Life and growth in the company's reinsurance business in North America.

                    The company's total assets as of December 31, '04, were $9.4 billion. The core investment portfolio comprising fixed maturity investments, preferred stock and most of the cash and cash equivalents on our balance sheet totaled about $4.3 billion. Had an average quality rating of `AA-`, an effective duration of 3.8 years and a weighted average book yield of 4.2%.

                    This compares with a portfolio balance of $2.4 billion, an average quality rating of `AA-`, an effective duration of
                    3.9 years and an average book yield of 4.5% as of December 31, 2003.

                    Funds withheld at interest totaled $2 billion and had an average quality rating of 'A+', an effective duration of 3.9 years and a weighted average book yield of 5.2% at December 31, 2004. This compares with a total of $1.5 billion with


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                                                                    SCOTTISH RE
                                                      Moderator: Scott Willkomm
                                                           02-17-05/10:00 am CT
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                    an average quality rating of 'A-', an effective duration of
                    5.1 years and an average book yield of 6.3% as of December 31, 2003.

                    The market value of the funds withheld at interest amounted to $2.1 billion as of December 31, '04.

                    Realized losses which are before taxes but include the amortization of deferred acquisition costs, totaled approximately $5.5 million in the fourth quarter. This includes impairment losses totaling approximately $6 million that the company chose to take in the fourth quarter.

                    During the quarter we issued an additional $230 million of capital to support our acquisition of the ING Re block. This $230 million included $180 million of equity securities to The Cypress Group which is a private equity firm and $50 million of trust preferred securities.

                    Our book value per share at December 31, '04, was $21.58 per share as compared to $18.73 per share a year ago. Excluding the impact of FAS 115 book value per share amounted to $21.35 per share in comparison with $18.51 for a year ago.

                    Now I'd like to take a moment to give you a brief overview of the progress we're making in our business and some guidance as to how we measure that progress.

                    Now first we'll start with our traditional solutions business which is, as many of you know, how we provide mortality risk transfer capacity to the top life insurance companies in North America.


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                                                                    SCOTTISH RE
                                                      Moderator: Scott Willkomm
                                                           02-17-05/10:00 am CT
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                    As of December 31, 2004, the company had approximately $1
                    trillion of life reinsurance in force covering approximately 14 million lives with an average benefit per life of $73,000. Excluding the business acquired from ING, we had approximately $309 billion of life reinsurance in force covering 7.3 million lives with an average benefit for life of $43,000.

                    As of December 31, '03, the company had reinsurance of approximately $275 billion of life reinsurance in force on
                    6.2 million lives and an average benefit per life of $43,000.

                    During the quarter we originated approximately $16 billion of new traditional life reinsurance from existing and new clients. And on a year-to-date basis we originated approximately $65 billion.

                    Mortality experience continues to be favorable as well with actual experience in '04 running at approximately (95) per expected levels for a Scottish Re originated business. Since inception of our traditional solutions business mortality has been at approximately 95% of expected levels on a cumulative basis.

                    We see no adverse trends emerging in our mortality and anticipate it to remain at or around expected. And as we have stated on many cases in the past, that the projections we use to develop our guidance and forecast are based on 100% of expected mortality. In addition, mortality from the Scottish Re Life Corp block is performing as anticipated in our pricing of that block.

                    In our financial solutions business we measure progress by measuring the GAAP reserves we hold on our balance sheet. Reserves for financial solutions business increased modestly to $3.4 billion as of the end of the year in comparison with $2.9 billion as of the end of '03.


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                                                                    SCOTTISH RE
                                                      Moderator: Scott Willkomm
                                                           02-17-05/10:00 am CT
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                    As we've said in the past, we've been very selective in
                    reinsuring additional fixed annuity business due to the current interest rate environment and what we perceive to be non-economic pricing decisions that have prevailed in the primary markets.

                    On a same-store basis spreads on the fixed annuity portion of our financial solutions business increased to 1.66% from 1.65% in the prior quarter and 1.53% in the fourth quarter of 2003. Year-over-year the spread increased by 13 basis points. The yield on the assets backing these transactions dropped by 9 basis points over the past year reflecting the investment of new premium and net cash flows at market yields that are lower than portfolio yields.

                    By the same token, crediting rates decreased by 21 basis points reflecting the benefit of reductions on renewals of annual reset annuities which are offset by scheduled increases in rates on multiyear step guarantee products. The latter products guarantee increases of 15 to 25 basis points per year over a 3- or 5-year period at which point the insurer sets a new 3- or 5-year step guarantee.

                    In our international business premiums in the quarter were approximately $39 million which is a decrease from the $67 million we reported in the same quarter of last year. As we mentioned on prior calls, this year-over-year comparison is due to two major reasons. One, changing from a cash basis of accounting for premiums earned which makes comparisons somewhat difficult on a '04 to '03 year basis and our decision not to renew several underperforming treaties that produce significant premium but not a whole lot of operating earnings.

                    The net result has been to improve the margins of our international book on a go forward basis and we expect this business will continue to grow and


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                                                                    SCOTTISH RE
                                                      Moderator: Scott Willkomm
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                    support significantly wider margins than our traditional
                    North American business.

                    In addition, as we've also talked about the non-U.S. markets are experiencing some of the capacity constraints and other changes that we've been seeing in North America which present significant growth opportunities as well as attractive pricing conditions.

                    As everyone probably knows on December 31st of 2004 we announced that we closed our acquisition of the U.S. Individual Life Reinsurance business of ING Re. Although our integration is still in its early stages, the early returns suggest that it's progressing quite favorably.

                    Effective with the closing we hired approximately 100 employees from ING Re with the majority remaining in Denver which is where ING Re was headquartered where we opened a new office on January 3rd. And in addition, a small number of staff relocated or are relocating to our Charlotte office at this point in time.

                    Let's talk a little bit about regulation XXX reserves. At Scottish Re we've been talking with analysts, investors and rating agencies about XXX since 1998. In fact our original IPO slideshow had some points on XXX in that presentation. However in the past year or two the regulation XXX reserve requirement has started to receive some more focused attention from various industry observers.

                    As many of you may know, XXX is a regulation that was adopted by the insurance departments of most of the states in the U.S. in late 1999 and into early 2000. It prospectively, not retroactively, changed the reserving basis for term life policies that have long-term premium rate guarantees.


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                                                                    SCOTTISH RE
                                                      Moderator: Scott Willkomm
                                                           02-17-05/10:00 am CT
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                    With XXX the statutory reserve grows over time and in the
                    case of Scottish Re's business it peaks approximately 10 to 11 years from the date of issue and then declines to zero over time. Approximately 75% of the life business reinsured by Scottish Re since 2000 is subject to this XXX reserve requirement. I would also note that the ERC block that we acquired is pre-XXX business and approximately half of the ING Re block is pre-XXX paper.

                    Many life insurers and reinsurers currently use letters of credit or other types of short-term funding mechanisms to secure or back their XXX strain. We believe that funding long duration liabilities with shorter-term funding facilities is not suitable or sustainable in many respects from a prudent asset liability management perspective because it creates significant refinancing or rollover risk every year. And you've seen some of the rating agencies having highlighted this potential risk in comments that they've published during the course of the past year.

                    Historically we at Scottish funded our XXX reserve strain using a variety of capital resources including equity and debt on the balance sheet as well as a number of funding facilities including various collateral and surplus relief facilities. We have historically not relied on letters of credit however to secure our XXX reserves as we believe that the duration mismatch was inconsistent with our firm's risk management philosophy.

                    Some of you may have noticed that last week Scottish Re closed an $850 million 30-year securitization from our newly formed wholly owned subsidiary which we call Orkney Holdings, LLC. Proceeds from this innovative transaction will fund XXX reserves associated with business written by Scottish Re U.S. between January 1, 2000, and December 31, 2003. This securitization successfully matches the long-term requirements


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                                                                    SCOTTISH RE
                                                      Moderator: Scott Willkomm
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                    imposed by Reg XXX at a cost comparable to 364-day letters of credit for a company with our ratings. In other words we have 30-year paper at 364-day effective pricing.

                    This is the first securitization of excess reserves arising from XXX to be completed for a reinsurance company and the first to lock in certainty of availability in cost of future funding.

                    In addition, in January we closed another capital markets collateral facility which was called the Stingray Pass-Through Trust which totaled $325 million. The Stingray facility may be used to collateralize XXX or quite frankly, any other type of business need that Scottish Re may have over time. And Scottish Re's per annum cost for this collateral facility is approximately 170 basis points and the facility has a 10-year maturity.

                    In addition to the collateral provided, the facility allows our Cayman Life Company, Scottish Annuity and Life Insurance Company (Cayman), to issue funding agreements at a predetermined price without any conditions and at any time in exchange for the assets in the portfolio at Stingray.

                    The facility we closed with HSBC Bank, USA, in June, '04, provides $200 million of collateral support primarily for XXX related products. This facility reduces the strain on our existing capital by providing Scottish Re U.S. with credit for reinsurance collateral.

                    The trust arrangement put in place for this facility is accounted for as a variable interest entity and is consolidated on our balance sheet and you've seen it in the past. This is a rolling five-year facility which includes the option to extend annually for a further year upon the consent of both Scottish Re and


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                                                      Moderator: Scott Willkomm
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                    HSBC. Scottish Re's per annum cost of this facility is less than 100 basis points.

                    In December Scottish Re announced a $175 million credit agreement with a syndicate of lenders. This agreement is an unsecured 364-day facility that allows Scottish to issue letters of credit and borrow for working capital, capital expenditures and other corporate purposes. While this new credit facility could be used to fund XXX reserves we do not have plans to use this facility as a long-term XXX solution.

                    Taken together, these facilities provide a framework to efficiently and effectively manage the strain of new business. The Orkney transaction represents a solution that addresses the cost and availability of collateral for the life of a block of business. It is a solution that best fits a closed block of business and requires considerable modeling effort and data.

                    The Stingray Trust and HSBC structures represent valuable medium-term structures that provide prearranged availability and cost of collateral for a certain period while also providing the flexibility to warehouse the strain created from several years of new business production.

                    As these new business blocks reach an optimum size they can be moved from the warehousing structures into another permanent type of structure like Orkney, thus renewing our capacity to warehouse future years' production.

                    Lastly the syndicated credit agreement allows not only working capital but also the ability to efficiently manage any short-term XXX timing issues that may arise from the normal course of doing business with quarterly reporting.


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                                                                    SCOTTISH RE
                                                      Moderator: Scott Willkomm
                                                           02-17-05/10:00 am CT
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                    Finally in connection with the ING Re acquisition all of the collateral for the XXX reserves related to that business are provided for by ING for the life of the business at agreed upon prices that we included in the valuation of the ING Re business.

                    This unique transaction structure significantly increased the value of the transaction from our perspective by eliminating exposure to the XXX reserve development related to the block of business that we acquired from ING Re.

                    We do anticipate sourcing our own sources of permanent collateral for this business within the near future which could improve the overall return on that transaction.

                    Let's talk a little bit about our acquisition philosophy. We evaluate in-force blocks of business based upon our own view of mortality, persistency, cost of capital and return requirements. And it's this discipline that we used in acquiring the ING block, the ERC block, as well as other in-force blocks of business that we look at from time to time.

                    Our view of assumptions takes into consideration all currently available historical data. Assumptions may or may not be consistent with the assumptions used in the original pricing of the business and generally are in practice quite different.

                    At purchase updated assumptions are also used in setting the reserves that are posted to assure that future liabilities are properly accounted for. The economics to Scottish Re in these transactions are fully expected to meet our shareholder return requirements.


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                                                                    SCOTTISH RE
                                                      Moderator: Scott Willkomm
                                                           02-17-05/10:00 am CT
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                    Want to talk a little bit about retention, catastrophe and clash covers and to point out that we did not have any claims related to the Asian Tsunami event. As part of our ongoing risk management process and given the growth of our in-force book of business, we have evaluated our corporate retention limits as well as our catastrophe and clash cover limits.

                    As you may recall if you've been following Scottish Re for some time, our corporate retention has been $1 million since we started the business but when we started writing mortality business in the U.S. we limited our retention to $500,000 per life until the block grew to a sufficient size.

                    With the growth of our organic business as well as the ERC Life acquisition and the ING Re acquisition our block of business is now sufficiently broad enough to comfortably support a higher per life retention. As a result, effective January 1 of 2005 our per life retention for new fully underwritten business has been moved to $1 million. That remains the lowest of all of our competitors in the industry.

                    The retention on the Scottish Re Life Corp, the former ERC block, is also set at $1 million. The in-force business acquired through the ING Re transaction has been - will have a $2 million retention which has been reduced from $5 million through the purchase of special retrocession pools that have been put in place to (cede) off any risks in excess of our stated retention on the blocks.

                    Our catastrophe reinsurance cover covers multiple deaths, that's typically defined as three or more deaths from a single event. As you may know, we have had catastrophe coverage before there were catastrophes recognized by many people in the life insurance and reinsurance business. The events that we cover under our CAT cover include but are not limited to crashes, fires, earthquakes, tsunami, natural disasters of other types, terrorisms, nuclear,


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                                                      Moderator: Scott Willkomm
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                    biological and chemical events and a fairly long list quite frankly of various coverages.

                    Beginning January 1, 2005, we have increased our coverage to $50 million. You may recall that we had upped it a little bit last year during the course of the year and it had increased steadily from $10 million to $20 million now to $50 million. This catastrophe layer attaches when claims from a single event exceed $10 million.

                    Clash coverage as well is our reinsurance on unknown accumulations which we've had for a number of years with respect to any one individual life. This is important when one is acquiring in-force blocks of business and protecting oneself from data integrity issues that come through those transactions. Our new Clash cover limits have a $3 million attachment point and provide a $7 million layer of coverage. As with our CAT coverage, Clash cover covers all of the Scottish Re group business regardless of where it's written.

                    Let's go and talk a little bit about guidance and inevitably we'll answer some additional questions in the Q&A period. Our efforts to further build the business of Scottish Re in 2004 has paved the way for substantial increases in three key financial measures that we use to measure the success as an organization - growth in operating earnings per share, growth in book value per share and increasing returns on equity and our expectations for '05 are consistent with those objectives.

                    On the revenue front as we mentioned last quarter, we expect to earn for the full year 2005, total revenue in the range of $2.1 billion to $2.3 billion. That is driven by earned premium in the range of $1.9 billion to $2.1 billion, investment income in the range of $275 million to $350 million and fee income of approximately roughly $8 million to $12 million for the year.


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                                                      Moderator: Scott Willkomm
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                    Of that earned premium figure, approximately $1.8 billion to
                    $2 billion is expected to be generated by our North American operation and $165 million to $175 million is expected to be generated by our international team.

                    With respect to production assumptions we are assuming and expect to produce approximately $100 billion of new traditional solutions business, that's our mortality risk transfer business, in our North American markets in 2005. That's an increase of approximately $35 million over the $65 million we did in '04.

                    We anticipate based upon where we are with respect to interest rates, deferred annuity production of approximately total $500 million. And based upon business that we've done in the early part of the new quarter here, we think that we're reasonably on our way to that level.

                    We also anticipate as I mentioned, fee income of approximately $8 million to $12 million and we anticipate producing approximately $500 million of single premium immediate annuities in addition to our deferred annuity production.

                    Operating expenses for the combined operation are expected to be in the range of 4.9% to 5.2% of total revenue which represents further achievement of operating leverage in our organization.

                    As we have also mentioned in the past, we have always expected that our effective tax rate would increase as the company matured and the block of business matured over time. With the acquisition of ING Re that has accelerated that effect and as we have guided people in conversations we would anticipate having reporting an effective tax rate in 2005 in the range of 7% to 8-1/2% of pretax operating earnings.


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                                                                    SCOTTISH RE
                                                      Moderator: Scott Willkomm
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                    Finally when you sort through it all the resulting operating earnings per share that we expect to report for year ended '05 would be in the range of $2.75 to $2.95 per share which represents an increase of approximately 30% over the guidance range we gave for 2004. That breaks down into approximately 20% in organic operating EPS growth plus approximately 10% of earnings accretion from the ING Re acquisition.

                    While our earnings in a calendar year is somewhat seasonal, as the company has grown the ramp up in quarter-to-quarter earnings is becoming less and less pronounced than what was observed in prior years. On a quarterly basis our '05 operating EPS ramp up should follow the following pattern.

                    We would approximately see 20% to 22% emerge in the first quarter of '05, 22% to 24% in the second quarter, 24% to 26% in the third quarter and 28% to 30% in the fourth quarter.

                    Now let me state very clearly that this is our expectation for quarterly earnings today. The ING Re block of business is quite large and although we have a very good picture of the premium and earnings patterns that we expect to emerge from this block of business, it will take us a full 12 months - all of '05 - to fully integrate the business into Scottish Re. As a result, the block does have the potential to slightly distort this quarterly earnings pattern.

                    As we come back to you to report earnings throughout 2005 we will update our quarterly guidance progression along the way.

                    These earnings expectations ultimately result in a return on average equity of 15% for the full year ended 2005 which is one year earlier than our long-held objective which had been 2006.


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                                                                    SCOTTISH RE
                                                      Moderator: Scott Willkomm
                                                           02-17-05/10:00 am CT
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                    One last comment on guidance. When we give a range of
                    guidance we have a high degree of confidence regarding two things. Number one, that we expect to report earnings within the range and number two, that our highest degree of confidence is around the midpoint of the range.

                    The Street obviously needs to do their own work and derive their own numbers but we would expect that the conclusion that analysts reach when calculating earnings estimates are closer to the midpoint of our range than the high end.

                    I'd also like to mention we'd like to announce today that we will be hosting our annual investor day in New York City on March 15th. Invitations and further information regarding that day will be sent down and posted on our Web site next week so please look for it.

                    Finally I'd like to conclude today's conference call by saying that all of us at Scottish are very excited about our prospects for 2005 and beyond and thank you for your continued support and interest in the company. And at this point we will open up for questions. Operator?

Operator:           At this time I would like to remind everyone in order to ask a question please press star 1 on your telephone keypad.
                    We'll pause for just a moment to compile the Q&A roster.

                    Please continue to hold for your first question.

                    Your first question comes from the line of Al Capra with Oppenheimer.


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Al Capra:           Good morning, everybody. My first question is
                    mortality-related and if I look at the quarter and I look at the trailing 12-month benefits ratio it was around 72.3% and a year ago it was at 70.4%. And I would guess that maybe ERC has some impact on that so number one, I was just hoping you could reconcile that for me but more importantly, you know, is that 72.3% sort of a normalized number or was there any noise in there?

Scott Willkomm:     Well, I think, Al, you are correct that the complexion of
                    the book of business has changed in large part in '04 because of the acquisition of ERC which had, you know, A) was a different block of business, it was a pre-XXX block, had different dynamics to its performance overall. So that is a very good conclusion to reach.

                    We would expect that the benefits ratio albeit, you know, it's a little bit of a crude measure but it's what you have to work with, will change a little bit a well with the ING block but not appreciably because that block of business for the most part is quite similar to the Scottish Re "originated business." And if you look at the relative distribution the loss ratios should be relatively similar.

                    They will probably be marginally higher than the numbers that you mentioned but that would be I think only at the margin quite frankly because the blocks are, you know, I think in the aggregate somewhat similar.

Al Capra:           And the expense ratio in term on the ING block should be a little bit lower then?

Scott Willkomm:     A lot lower, yeah. A lot lower.

Al Capra:           Okay. And then just, you know, as it relates - it sounds
                    like mortality was sort of right in line this quarter and under that assumption, you know, we talk


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                    about actual to expected being around 95% and what I was
                    curious about is having gone through the whole due diligence process on the securitization you obviously got to look back and revisit what the block's been doing from your '01 and '02 and '03 underwritings. Where there any notable trends that came out of that exercise?

Scott Willkomm:     Nothing that we, you know, there were no observations quite frankly that we didn't, you know, that we weren't aware of or didn't expect I guess. In connection with the securitization, you know, our internal team did quite a fair bit of extensive modeling as you might imagine as did, you know, the various consulting firms who were representing us, MBIA, you know, Goldman and the underwriters as well as the states of South Carolina and Delaware.

                    What I think the ultimate conclusion and as you might imagine in the securitization, this is the conclusion that comes out, is that the assumptions underlying the block and the cash flows coming off of the block are sufficient - in fact more than sufficient - to support the issuance of these securities. So that's sort of a long winded way of saying that the underlying assumptions used in pricing the block were determined to be quite sound for the 30-year duration of the securitization.

                    So I think that, you know, as I say there wasn't anything in the work that was done that we weren't aware of. In fact, quite frankly it confirmed what we've been saying all along.

Al Capra:           Okay. That's helpful, thank you.

Operator:           Your next question comes from the line of John Hall with
                    Prudential.

John Hall:          Good morning.


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Scott Willkomm:     Good morning.

John Hall:          Hey, Scott, I was just wondering if you could - I've got
                    several questions - I was wondering if you could just sort of run through the composition of due diligence expenses a little bit.

                    Also the negative (seeding) commission on the ING transaction, how's that being treated and I was wondering if you could also discuss what the repercussions are as you see them to a player like Met Life selling its stake in RGA?

Scott Willkomm:     That's quite a list. I wonder if we have the rest of the
                    day. Elizabeth, do you want to hit the negative (seeding) commission? I think that's a pretty straightforward one there and then we can sort of hit all the other points as well.

Elizabeth Murphy:   The negative (seeding) commission has no impact on our
                    earnings for the quarter or the year. The negative (seeding) commission will be used as part of the reserve on the block of business. As you can see, our policy benefit reserves have increased significantly and about $1.6 billion of that is attributable to the ING block of business that does come onto our balance sheet at 12/31. So essentially when we evaluate the reserves required on that business we take the negative (seeding) commission in amongst that reserve line.

John Hall:          And that's net of cash?

Scott Willkomm:     Yes, that would be.


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Elizabeth Murphy:   Well, taxes will be shown separately in the balance sheet.
                    It's not net of tax. It's all part of the reserve and our tax liability will be shown in the tax liability line.

John Hall:          Okay.

Scott Willkomm:     You know, with respect to the due diligence expenses, those are expenses such as actuarial consulting fees, accounting due diligence, legal consulting fees that we determined not to capitalize and carry on the balance sheet. So we chose to expense it our whole objective being that, you know, it effectively allows us to have a noiseless 2005, you know, earnings result which I think everybody would certainly relish.

                    The last point with respect to Met Life's announcements and the speculation with respect to RGA I think at the end of the day that, you know, any activity be it acquisition-related and otherwise in the life sector in general or in the life reinsurance sector creates opportunities for all of the, you know, participants in the market.

                    And if you think about some of the basics behind uses of life reinsurance, life reinsurance has been used to help contribute to the overall either the financing plan for acquisitions or alternatively, the post-acquisition rationalization of capital within companies. It can be used occasionally to sell or release capital underlying businesses that are no longer germane to the combined company.

                    I think when push comes to shove, the simple answer is it creates many opportunities for participants in the life reinsurance business in general. And, you know, with respect to RGA I think that it no longer being part of the Met Life organization is probably quite beneficial for RGA in the long-term and will allow them to explore avenues that they may not have been able to


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                    explore from a strategic standpoint because of, you know,
                    broader corporate objectives.

                    So I think net/net change is good. We're seeing dramatic change in our industry both how it effects the domestic U.S. market but also how it effects the global markets as well. There's a lot of regulatory change afoot, less so in the U.S., more so in places like Europe and in Japan and as many people have heard us say in the past, the long-term organic growth in the international markets is very, very attractive.

                    Obviously that's why we invested in a platform three years ago and have been looking to develop that platform so that we can participate in that overseas expansion as well. So I think the punch line is, net/net change I think such as what the Met folks have announced will be beneficial to companies like Scottish and many of our competitors not only in the near-term but I think it actually may have a longer-term impact as well.

John Hall:          Thank you very much.

Scott Willkomm:     Thank you.

Operator:           Your next question comes from the line of Jeff Schuman with
                    KBW.

Jeff Schuman:       Good morning, Scott.

Scott Willkomm:     Good morning.

Jeff Schuman:       A couple of things. I was wondering if you could just give us a little more color on the ING integration first of all with respect to just kind of how it's


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                    playing out in the marketplace. You've mentioned retaining a number of their employees. Have you retained a lot of the marketing staff?

                    And as sort of add new business comes to market from those existing ING clients are you kind of holding your market share or how is that sort of playing out at this point?

Scott Willkomm:     Yeah. I think to actually on the market share point we're
                    adding to market share in a meaningful way, Jeff. The fourth quarter, and I'll come back to the other points on your question, the fourth quarter quoting activity around our U.S. business was about as active as it has ever been. I don't have the quote report right in front of me but as of the end of the third quarter we had won approximately 42 quotes which is about on pace for what you would expect in a normal fiscal year.

                    By the end of the fourth quarter we had added at least another 30 quotes and the fourth quarter tends not to be, you know, just a barnburner quote quarter, the reason being is we were requoting on many pieces of the ING business.

                    Now mechanically what happened is, you know, ING notified all of their cedants in October about the time of the announcement of the transaction that they would no longer be accepting new business on those treaties.

                    So typically your garden variety treaty will have a 90- to 120-day cancellation provision in it and during that 90- to 120-day period which ended, you know, effectively two days ago for all intents and purpose we worked with many of the companies that had been customers of ING to, you know, to work on new quotes and new treaties.


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                    And actually the pricing team now was sort of back to normal pace if you know what I mean so the fourth quarter was a big quarter in terms of quoting activity so I believe you'll see that translate into market share when the market share data for 2005 results are published.

Jeff Schuman:       I'm sorry, just to be clear, you actually repriced open
                    (cedants) actually.

Scott Willkomm:     Well, effectively they closed and reopened in so many words.

Jeff Schuman:       Right, okay.

Scott Willkomm:     Yeah. We needed as did ING, we needed as an acquirer to
                    limit in some respects any future production because that could potentially change, you know, based on the old pricing basis, that could have changed our view of value. And both we and ING did not want to have sort of that open item out there that would result in, you know, adjustments down the road perhaps.

                    So we decided collectively that sort of stopping the new business made a lot of sense. You know, ING was prepared to run off the business if they hadn't negotiated a deal to sell the block so they were prepared to do that regardless. It made a lot of sense for us in terms of limiting our exposure to things that weren't priced, you know, to the Scottish approach.

                    And then we've gone back and worked with many, not all, some cedants went elsewhere. We did not win everything we quoted on but we certainly were very successful in a large volume of quotes in working through with the cedant companies. So very active but yes, effectively we requoted on many of the treaties there.


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                    With respect to the integration activities, as I mentioned in the prepared remarks, the early returns are quite good. The ING Re team that we hired in Denver is largely allocated to operations and administration staff which allows us to leverage our operating infrastructure across the U.S. organization very, very effectively.

                    In addition, we did bring on a number of - not a very large number but a number of the marketing, sales and a couple of the pricing actuarial team as well to supplement our existing origination efforts. And in addition on the financial reporting and the valuation actuarial side, we brought on a number of very talented folks as well.

                    Finally we brought on - a number of the folks we brought on were part of the famous ING mortality research center which you may recall had been the Lincoln Re mortality research center before that. So we have brought on, you know some of the folks from that team who have done extensive studies on various mortality related topics and that is very, very helpful. Something we had planned to do and develop at Scottish as we grew, however this was a more efficient way to do that and they have brought with them a number of very helpful tools that we are working into our business processes around the organization.

                    We had a very successful start in Denver on the third of January when we turned on the lights and everything worked. And, you know, touch wood - the early returns are very, very good. I think one of the important things that we talked about when we announced the transaction is we were seeking to minimize execution risk and in doing that we brought on a very talented team of life reinsurance professionals who are allowing us to leverage our existing team and infrastructure appropriately.


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                                                      Moderator: Scott Willkomm
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Jeff Schuman:       Okay, thanks a lot, Scott.

Scott Willkomm:     Thank you.

Operator:           Your next question comes from the line of Greg Mason with AG
                    Edwards.

Greg Mason:         Hi, this is Greg Mason on behalf of (Jeff Hobson). Just a
                    quick question. On your Sarbanes-Oxley expenses here in the fourth quarter were any of those one-time expenses in terms of a ramp up in compliance or do you expect most of that increase to be ongoing?

Scott Willkomm:     Actually that's a very good question. The Sarbanes-Oxley
                    cost that we talk about first of all are external costs.
                    They do not include the internal costs of our people who've been dedicated to the implementation of the 404 compliance regime.

                    Second, we have built into our expense budget the ongoing what I would characterize as maintenance costs if you will throughout the organization of, you know, the various processes and documentation needs. So what we're talking about in our news release here is the consulting fees, the incremental auditing fees, basically all of the generally non-recurring implementation fees as opposed to the ongoing maintenance fees.

                    And I would add, as much as we all and I would characterize myself as being in this camp from time to time, we all love to complain about Sarbanes-Oxley, how much it's costing and how much it has the potential to distract from the business, at Scottish we were already doing a number of these things as just the part of a growing business and developing the internal controls to sustain the business and control the business as it got larger. We were already doing


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                    process mapping of various parts in part to make sure that we were doing things well and efficiently.

                    Would we have gotten it all done in a year? Probably not; it would have taken multiple of years. So I think I would say that while there are some elements of Sarbanes-Oxley that were somewhat pedantic and the rules changed throughout the course of 2004, the vast majority of this investment I think is something that we all as shareholders can be confident will allow the business to sustain itself in a very prudent controlled environment.

                    So we can do all the SOX bashing we want to but there is a very large percentage of the effort that was very, very valuable and should in the long-term add value to certainly a company like Scottish which was growing rather quickly.

Greg Mason:         Great. Thank you very much.

Scott Willkomm:     Thanks.

Operator:           Your next question comes from the line of Ernest Jacob with
                    Longnook Capital Management

Ernest Jacob:       Thank you. Good morning, Scott. I was just wondering if you have filed a registration statement or any other type of document regarding the recent securitization that we could read just to get a better understanding of the thing?

Scott Willkomm:     No, we haven't. It was a private placement, Ernie, so there is no registration statement related to it. We did file, you know, an 8K but I know it's pretty short which is what the lawyers under Reg FD limited us to. So we'd be happy


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                    to talk through with you - it's probably a lot easier
                    offline because it is pretty thick stuff, you know, some of the details but we don't have a registration statement related to it since it was a private transaction.

Ernest Jacob:       Okay, I'll give you a call then.

Scott Willkomm:     That's great, thanks.

Operator:           Your next question comes from the line of Andrew Kligerman with UBS Securities.

Andrew Kligerman:   Great, thanks a lot. I have a bunch of questions so let me just ask one at a time. With regard to the tax rate at north of $6 million, it increased your earnings by over 50% which is fantastic. What went into that tax benefit?

                    And you mentioned that you were expecting 7% to 8-1/2% I think going forward. I think you expected 4% or 5% going through '05. What happened and why should we actually expect the guidance on your tax rate?

                    Then I'll have a follow up.

Scott Willkomm:     Well, I think, Andrew, as you may recall we for some time
                    have expected as our business grew and the block of business got larger and the rate of growth of new business because the denominator grew larger, you know, the delta got smaller over time, that we would expect to see an increasing effective tax rate.

                    Now it is absolutely true and I think you've pointed it out, in fact I think you expected a higher tax benefit this quarter. In the last note I saw that we do a lot of year-end tax planning and some of the year-end tax planning that we did in the fourth quarter was in advance of the ING block coming on. And so that


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                                                      Moderator: Scott Willkomm
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                    would have attributed to the benefit being a little larger than it perhaps would have been otherwise. So there was some planning we did in advance of the ING closing that resulted in some benefit.

                    All in all though, the ING block is two times our non-ING block if you will or our pre-ING block. It is a very profitable book of business, profitable on a statutory and tax basis the way we priced it. We can do some, as I mentioned, we've done some extensive tax planning so we can reduce the overall amount of tax that we will have to pay on that. But we think it's reasonable to believe and we have modeled it in our own internal models, in that range of 7% to 8-1/2% effective rate.

                    That makes a lot of sense if you think about, you know, a portion of the business is held in the U.S. entities not only in Scottish Re U.S. but in one of our Bermuda 953 companies which are U.S. taxpayers. But also a large portion of the business, you know, may be ceded to our Irish operation which has a tax rate of 12-1/2% on a marginal basis. So when you pull all that together we believe it's reasonable and we've stated that an effective tax rate in the range of 7% to 8-1/2% is appropriate.

                    We would have expected to get there over time. Obviously we've been doing some tax planning over the past few years that has in some respects allowed us not to get there as quickly which has probably been helpful one way or the other along the way. But your observation that you would expect, you know, us not to be able to sustain tax benefits in future periods is true and that's in large part in the near-term driven by the ING block.

Andrew Kligerman:   And then with regard to your operating expense ratio at I
                    believe you're projecting around 4-1/2% to 5%, correct?


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Scott Willkomm:     Yes.

Andrew Kligerman:   And last year I think it was expected in the 5%...

Scott Willkomm:     It was supposed to be 5.3% to 5.5%. You're right. It was
                    higher.

Andrew Kligerman:   Yeah, this quarter - so what went into the - I think it was sequentially up about $9 million so maybe you could give us...

Scott Willkomm:     The fourth quarter was really a barnburner as opex goes,
                    you're absolutely right. In addition to the (Sarbox) expenses which we've talked about, you may recall we raised
                    $50 million of trust preferred in the fourth quarter that was done at the beginning of November and we would have had interest expense related to that but obviously not the ING block that it was backing, you know, since that didn't close till the end of the year.

                    We also because we set ourselves up in a way with respect to ING such that we started the transition before we closed. We had a high degree of confidence that the transaction would close as expected on 12/31 and as a result, we began working on the transition. We added some staffing resources, there were some IT-related costs such that on January 3rd when the folks showed up at their desks all they had to do was turn on their computer and they were linked into all of Scottish's systems. And that was also in that number as well.

                    So, you know, we also had in the quarter some foreign exchange because quite frankly when we did our earnings guidance at the beginning of the year the dollar sterling and dollar Euro level was much, much lower than it is today. And on an economic basis we're still ahead because our sterling assets


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                    are worth substantially more but that doesn't go through the income statement. That just hits the balance sheet.

                    However the currency, you know, the difference between what we had planned for and what the currency exchange rates have turned out to be have dogged us not only in this quarter but in prior quarters as well so there was some noise in there.

                    Now with respect to planning on a go-forward basis, $1.85 sterling type relationship is probably going to be where it's at and we've looked at it and planned on that basis. So to the extent that there's some upside in that, yeah, that's great. That may be helpful in opex on a go-forward basis.

                    So we've talked a little bit answering one of the questions of one of the earlier callers on the Sarbanes expenses and obviously if we started spending a little bit on the transition in the fourth quarter of '04 and didn't have the ING block, we had really nothing appreciably to offset that against.

                    And I think that this year was just a very difficult year for opex for a number of reasons. Not making excuses or anything, it is what it is and I think that we have done a very good job in looking at opex on a go-forward basis and have tried to address that concern.

Andrew Kligerman:   Thanks. Shifting over to your balance sheet I saw that the reinsurance recoverable increased by about nearly $500 million to $1.1 billion. Can you give a little color on what went into that increase in the reinsurance recoverable?

Scott Willkomm:     The simple answer and I'll let Elizabeth give you a little more detail, the simple answer on all the material changes in the balance sheet are related to


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                    the closing balance sheet of ING. So all of the major
                    changes including the increase in the (modco) because some of the - remember ING was a reinsurance transaction. Some of the business that was ceded to us was on a funds withheld basis even though we actually managed the money ourselves on behalf of ING as our cedant.

                    But Elizabeth, if you want to, you know, give any more color on the reinsurance receivable line?

Elizabeth Murphy:   Yes, the reinsurance recoverable line, the increase - the
                    (unintelligible) you said is entirely due to the ING business and its amounts recoverable from reinsurance in respect to paid and pending claims and (IBNR).

Andrew Kligerman:   Okay, and then your net - you gave us gross in the press
                    release. What is your net in-force reinsurance?

Scott Willkomm:     (Cliff), I don't know if you have that handy. I think on the back - off the top of my head quite frankly, (Cliff) may have a better number in front of him there. We're not sitting in the same location. We would probably, you'd probably subtract about $75 million from the gross number.

(Cliff):            Yeah, I think that's about right.

Andrew Kligerman:   Okay, great. And then just lastly on the mortality at 95% of expected. I noticed just that industry-wide mortality was very favorable this quarter. Any added thoughts on why you came in at 95% in the quarter?

Scott Willkomm:     Hey, (Cliff), do you want to answer that?


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(Cliff):            Yeah, let me back up and re-answer the question before. You know, for the Scottish Re organic business and the ERC business, I think about $70 million is the right number for retro ceded business. If you add in the ING block then we've got another about $47 billion of business that's retro ceded out to the excess pools. So the total, you know, the total retro ceded business comes out to about $130 million or so - or a billion or so.

                    Then could you repeat the question on the mortality?

Andrew Kligerman:   Yeah just, (Cliff), I'm just kind of curious, you know, I
                    was thinking that mortality was very favorable across the whole industry this quarter and you guys also exhibited that. Any thoughts on why you came in at 95% of pricing? Any other color that I'd just be interested in.

Scott Willkomm:     We're trying to be helpful on that point for you
                    (unintelligible) in some respects. (Cliff), you probably have a more serious answer than that though.

(Cliff): No, I mean it's been a consistent year for us and we've come in probably the same as - we should come in pretty much the same as all the other reinsurers on our base block of business. Again, the ERC block is coming in at about what we expected but there's no real trending for the quarter I don't think on the organic block of business.

Andrew Kligerman:   Okay. Thanks a lot.

Scott Willkomm:     Thank you.

Operator:           Once again if you have a question or comment please press
                    star 1 on your telephone keypad.


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                    Please hold for your next question.

                    Your next question comes from the line of Sam Hoffman with Omega.

Sam Hoffman:        Hi. Can you explain why book value per share increased from
                    $19.68 to $21.35 in the fourth quarter and specifically what we can expect in terms of share count going forward?

Scott Willkomm:     Elizabeth, can you walk through the book value per share
                    change with Sam?

Elizabeth Murphy:   Yeah. Part of the book value per share is change in the
                    comprehensive income which is from FAS 115, unrealized gains and the foreign exchange component of our UK operation. And the other book value per share growth is obviously in our earnings for the quarter together with the additional capital that we have raised during the quarter as well.

Scott Willkomm:     Now to your second point, Sam, with respect to shares
                    outstanding in terms of a point in time, you know, balance sheet number as opposed to an average, as of the end of the year we had 39.9 million shares outstanding. You may recall that two components of the Cypress investment were in the form of a warrant and a convertible security which upon the approval of some changes in our charter, will convert into shares. And we've sort of always viewed them as in the denominator.

                    That would add approximately - well, that would add approximately an additional 5.7 million shares to that number and so the total shares that Cypress would have are approximately 9.2 million. I think there's just a little over 3 million, 3-1/2 million in the number as at December 31, '04, for that very point in time.


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                    Now on a weighted average share basis we have some dilutive securities as well and we anticipate that the weighted average shares during the course of the year would be approaching somewhere around the $50 million to $52 million number based upon what the share price for Scottish is during the course of the year because some of those are - well, most of those are convertible and the like at various prices.

                    Does that answer your question?

Sam Hoffman:        Would that $50 million to $52 million include your $200
                    million equity offering planned for the middle of the year?

Scott Willkomm:     Yes, it would.

Sam Hoffman:        Okay, thanks.

Scott Willkomm:     Yeah, it does. We've assumed that in our guidance numbers as well.

Sam Hoffman:        Okay.

Operator:           Your next question comes from the line of Al Capra with
                    Oppenheimer.

Al Capra:           Scott, just in terms of the acquisition-related growth you see for '05 in the ING Re block, is that at all dependent on you viewing the securitization of those reserves to lower the reserve strain costs?

Scott Willkomm:     No, it's not. Not that we won't do that but it is not. Just to sort of cover a couple of points I think we've made, the way that the XXX relationship with ING works is ING has agreed to provide the XXX reserve strain on the block that we bought for the duration of the block. And that reserve strain grows


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                    with time and then obviously comes down sort of has that
                    humpback effect and that has been agreed as well as what the cost is.

                    And in negotiating our transaction with ING we factored that change in the amount of reserve that they would be providing as well as the price because that does change with time, into our pricing model. So we have focused on pricing that into our view on the business.

                    To the extent that we are able to finance that in a more cost-efficient fashion, there is obviously, you know, the opportunity for enhancement of the returns on the acquisition of that block and it is our intention to do that.

                    We were first focused as you might imagine on our own block, that which we knew the best. We had been working on it for some time well before ING was in conversations with us. But we do have plans to securitize or refinance if you will, you know, a large portion if not all - that's not all going to happen overnight because these things do take a little while but a large portion of the reserves strain related to the XXX component on that block of business just like you'll see us do it on the production that we write so the new business production.

                    So this is not a one-off. The securitization or, you know, structured financing if you will of reserves, not merely XXX reserves, is a very important component of our view on where the industry is going. But the simple answer is that we would anticipate it. It is not included in any of our guidance so, you know, that could be additive not immediately; it would be in the longer-term over the ensuing couple of years.

Al Capra:           And then very quickly, I know this is running long, but now that we've got the (emergencies) securitizations and given your past dependence on having to


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                    fund your growth via the capital markets, you know, equity raises, does this have any impact on your dependence on equity raises in terms of these securitizations?

Scott Willkomm:     In a major way, it does. I mean I think in some respects the reason Scottish Re was the first life reinsurer to not only do one securitization but we've done now three structured financing techniques in some respects because we were smaller, had a smaller balance sheet, we needed to focus on ways to reduce cost of capital which at the end of the day is our principle cost of goods sold as a financial intermediary.

                    What we have in effect created over the past 12 months is a factory that can through the HSBC facility warehouse XXX-related production and allow us to build a proper diversified block, permanently finance it through an Orkney Re structure and when the capital markets are closed and we all know they close from time to time, we have the Stingray structure which is a contingent capital facility that can be used not only for XXX but really any other type of reserve need within Scottish Re.

                    And then the final piece of this building blocks of capital is our unsecured credit facility which allows us at the end of a quarter to true up our various accounts in various locations and our reserve credit trust and the like in an efficient fashion, never used as a long-term strategy for financing.

                    So the punch line is, out of this, this allows us to increase the velocity of our core capital, our basic debt and equity, and significantly reduces the level of dependency if you will, the level of perhaps frequency that we would be needing to visit the capital markets on a go-forward basis than we have in the past.


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                    Another important thing to note is we have a very large
                    in-force block of business today that's very well priced and is performing well and that is a large cash flow generation engine that we didn't have two years ago. So I think when you take all of these factors together, this has been a transformational year for Scottish Re in many ways, not merely the acquisition but the financing techniques that we've put into place and the go-forward ability to generate a very attractive returns on our capital base and continue to build long-term value in the business.

Al Capra:           That's usually helpful. Thank you.

Scott Willkomm:     Thanks.

Operator:           Your next question comes from the line of Michael McNulty
                    with Context Capital.

Michael McNulty:    Hi, thanks for the call. I just wanted to ask you a couple of questions. One on the tax rate - I'm trying to reconcile the benefit that was actually reported versus the benefit that analysts and folks thought would be in there vis-a-vis the earning estimates. I thought I heard someone say that it was more than expected and I'm just trying to figure out on an apples-to-apples basis how much of an effect did that have on your EPS. Was it a nickel or 6 cents or, you know, versus where expectations were?

Scott Willkomm:     I don't know where all the analysts were, Michael, but with respect to where we saw things emerging before we did some tax planning for the ING, it may have added, you know, something on the order of 3 cents to 4 cents to the overall mix at the end of the day.


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Michael McNulty:    Okay and that would certainly still be well within range and near the high end. Okay, great. That's what I thought; I just wanted to check.

                    Also a housekeeping question. As you start to generate more cash what's your thoughts on raising the dividend? It's been a nickel for a long time per quarter. I didn't know if you had any thoughts there?

Scott Willkomm:     We have thoughts. We've talked about it in the past but
                    obviously as we were growing the business, you know, it was important for us to retain, be a net retainer of capital. We will continue to be so. It's a conversation that we've had at our board a couple of times and are reviewing that as we speak.

                    You may recall that we have had a dividend of 5 cents per quarter since we took the business public and, you know, now with the change, the dramatic change over the past few years and the company's scope and size and capital resources it's appropriate for us to review that again.

                    At the end of the day we still are a growing company so we need to be conservative about that. We have, you know, ratings objectives that need to be supported as well but it's on the agenda.

Michael McNulty:    Okay. And then just kind of an overview question. On the one hand you see GE and ING selling their business to someone like yourself and now Met Life on the RGA side and so you have certain people kind of, if you will, exiting the business in a large way. And then on the other hand you have someone like Marsh increasing their commitment to the area.

                    Can you just kind of talk about what your thoughts are for why you see so many people getting out of the business and why it's presenting the


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                    opportunities in the market that it has been? And also I
                    understand pricing is up too.

Scott Willkomm:     Sure. Yeah. Well, I think if you look at some of the history of the industry on the provider side, on the reinsurance side, for many years many very large diversified, often
                    European but not always, financial conglomerates were actively engaged in expanding or buying into the life reinsurance business principally in the U.S. which is the vast majority of the global market but also in other markets around the world.

                    We then, you know, as a student of the markets you'll know that the global capital markets on a value basis started to decline around the beginning of 2000. With the 9/11 incident that sort of further accelerated and exacerbated the decline in the market value of capital securities in the markets and the excess capital that was available to many of these larger firms became a bit more scarce as a result.

                    And they also had a number of other issues in terms of adverse loss development trends. Not only were there the claims from 9/11 that were paid but there were things like asbestos, other types of sales practice issues, European flood issues, a whole litany - you know, (GMGB) reserves changes as equity markets changed, revaluation of pension liabilities in markets like the UK and elsewhere.

                    So another significant amount of strain was placed on the capital base of many of the significant capital providers to the industry. And I think companies sort of found themselves into a couple of categories. A company like GE which had I think as (Bill Gross) was the one to point out, been effectively borrowing short and lending long in their GE Capital business, doing the same in the insurance business. So they've not only gotten out of life reinsurance;


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                    they spun off Genworth, they sold (Unintelligible) Insurer and, you know, they've been progressively getting out of that business. They must have made a decision internally that they were going to focus elsewhere.

                    ING had a new chief executive come into office in April and they had completed, the firm had completed a strategic review of the businesses they wanted to be in on a global basis and they don't want to be in the life insurance and reinsurance businesses is what I understand one of the conclusions was.

                    They would like to be in your business, the wealth accumulation and management business. So that was a strategic decision for them and they've made I know a number of other both acquisitions at ING on a corporate basis as well as divestitures that fit with that strategic direction they've taken.

                    And some other companies quite frankly have, you know, had difficult times, difficult results that impaired their capital to a point where they are no longer active in writing new business. And there were a few companies who sold, who were under B ratings and capital pressure who sold various businesses not only the life reinsurance business but other financial businesses in order to reduce their exposure to certain things, reduce liabilities and raise capital.

                    So a lot of different people were moving out of the industry for unique reasons. I think also it's fair to say that this is a consolidating market. This is a market where the economic model really requires scale in order to generate the types of returns that are credible to equity and debt holders.

Michael McNulty:    Right.


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Scott Willkomm:     And we have been working very hard to achieve scale at
                    Scottish Re. Quite frankly we were very fortunate that we were able to put a very attractive deal together with ING that allows us to achieve a level of scale that would have taken us a God-awful long time to achieve otherwise. And it allows us to perfect our economic model.

                    When you throw into the mix, the securitization work that we've done to reduce our principle cost of goods sold which is cost of capital, I think we have gone a very long way to really tune up and tighten up the economic model that I think will produce a lot of benefit over the ensuing five years.

                    So on the flip side you do have new market entrants so we're not sort of the last man standing. We're not the captain going down with the ship.

Michael McNulty:    Right.

Scott Willkomm:     There are a lot of people who've been trying to do this. It is not easy. You know, (Chris Straup) with the backing of Marsh and a number of others has set up (Wilton Re). (Chris) is one of the most capable executives in the life reinsurance business and it's a short list of folks who could really I think do this successfully. There aren't that many people in this small fraternity in the life reinsurance business and I think that this is a long-term business.

                    Equity providers have been very patient with us as we have been building return on equity over the past six years since we really got into business here and that has paid off. I think in many respects though that it's that patience is something that we're very grateful for but in this day and age as we all know, you know, it's what have you done for me lately.


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                    And while I think people have done very well in buying
                    Scottish stock over the years, if you were to do a new say public start-up today the amount of capital you would need in order to get proper ratings would leave you with a lot of redundant capital that would take many years to properly leverage and unfortunately there have been situations in the industry where people have raised capital and have not been as successful and they've put a lot of capital and it really didn't do the trick.

                    So I think that those are some of the features that you see going on. You've heard Partner RE, you've heard Brian O'Hare at XL recently. You've heard a number of other market participants talk about opportunities in the life reinsurance business being very attractive and I think we believe that they are. And we've solidified a market-leading position, number three in the U.S., number five in the world, that allows us to compete very effectively with any new market entrant that comes along. This is all we do; focus is critical I think to doing this business well.

                    And you look at the guys who've done well in this business. Forty-five percent I believe of Swiss Re's global business is life reinsurance. RGA is solely in life reinsurance and so are we. I think so many of our competitors have been in multiple lines of business and just, you know, I think focus and discipline is really important.

                    So I think that hopefully answers some of the broader questions that you were posing there.

Michael McNulty:    No, no, that's great. I just was seeing competing trends and
                    I appreciate you summing that all up. It was very helpful.

Scott Willkomm:     Thanks.


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Michael McNulty:    Take care, Scott.

Scott Willkomm:     Yep.

Operator:           Your next question comes from the line of Frank Strezo with
                    Deep Haven Capital Management.

Frank Strezo:       Hi, just actually one of my other questions has already been answered but just a quick question with respect to the Sarbanes-Oxley costs. Can you tell us, give us a sense of when you expect those costs to subside, the external costs?
                    Thanks.

Scott Willkomm:     I think, Frank, two things. One, the issue with
                    Sarbanes-Oxley costs have a lot more to do with when we plan for the process, you know, a little over a year ago I think we and many other people did not completely have a full view of what the scope would be and what would be required. In fact, considering that, you know, the SEC and the accounting profession was working well late into the summer putting out guidance, I think nobody really knew. So it was very difficult to estimate and as things often are, it's become - it's sort of grown upon itself or sort of mushroomed in some respects.

                    So we expect that many of those costs will not continue in future periods. As I mentioned I think in response to a question asked by an earlier caller, we have already built into our guidance and our models for '05 the ongoing costs of keeping the Sarbanes-Oxley regime alive and current throughout our organization.

                    So I think a lot of the cost, it was unexpected. I think you've probably seen that from many companies. I think Business Week has reported that the


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                    average company is spending at least $5 million to implement
                    Sarbanes-Oxley. Unfortunately for a small company where $350,000 is a penny a share, we're going to see it.

Frank Strezo:       Thank you.

Scott Willkomm:     Thanks.

Operator:           Your next question comes from the line of Xiuping Li with
                    Tenor Capital Management.

Xiuping Li:         Yes. I just want to ask about the dividend question the
                    other people asked. You were mentioning you were evaluating your dividend policy. I was just wondering if you can give some guidance in terms of how you think about your dividend
                    (unintelligible) in the long-term, you know, (unintelligible) you only had there is RGA which is paying very little dividends. So I was just wondering based on your current review if you're going to change your dividend, what kind of level you want to be in the long-term.

Scott Willkomm:     Well, I don't think we're to a point where I could say what we're going to change it to. I think a lot of that obviously has to do with the key constraints we managed to; A.) we're trying to work to improve our capital base and improve our ratings progression. So we don't want to do anything with respect to dividends that would be viewed by our rating agencies as detrimental not only to maintaining ratings but progressing ratings in a positive direction. So that's a very important issue for us.

                    Second, you know, I think returning capital to shareholders is an important element in the evolution and, you know, an important factor for companies. That's why we're looking at it again. Quite frankly, we as a brand-new and


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                    growing company probably shouldn't have paid a dividend at all from the beginning but, you know, in connection with our initial public offering it was, you know, it was advised that we should be paying a modest dividend in order to open the offering to a broader spectrum of investors since some investors are motivated by even a small dividend, a dividend nonetheless.

                    So it's something we're looking at and, you know, I think net/net those are some of the constraints but I think philosophically returning capital to shareholders either in the form of dividends, in the form of buying back stock and the like, are things we've always been open to. It's just not we've been in a position where we could comfortably and prudently to it.

                    At this point in time with the growth the company has taken we think it's a conversation worth having around the board table as well as with folks at the rating agencies and other people whose opinions about the capital position of the company are very important.

Xiuping Li:         Okay, so because that doesn't sound like you'll be in a
                    position to change your policy I guess even short-term, right?

Scott Willkomm:     We also are a facile company too so, you know, it doesn't
                    take years to make decisions either. I think whatever we do, we want to make sure that it properly and prudently addresses the near-term and longer-term capital development of the company and it's consistent with the message that we are trying to deliver to our counterpart, our credit counterparties, and the rating agencies who are a very important factor in how credit counterparties view us.

Xiuping Li:         Okay. And also I guess I just don't see the reason for you to increase your dividend just given the company has been positioned as a growing company. And also you have the convertible bond which is (putable) in 2006. So I figure


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                    you guys take that into account as well when you think about your capital needs going forward.

Scott Willkomm:     Oh, sure. Absolutely. Without question. That's why, you
                    know, in response to the earlier question, my point was saying it's on the agenda, it's a conversation that we are having - a serious conversation we are having but we are also very cognizant of the capital structure of the company and its capital needs. These are all things that we are looking at - well, we looked at them long before even considering putting a conversation about the dividend on the agenda.

Xiuping Li:         Okay. Thank you.

Scott Willkomm:     Sure.

Operator:           Your next question comes from the line of Trevor Petch with
                    Insight Investments.

Trevor Petch:       Hi. Can you hear me?

Scott Willkomm:     Hello?

Trevor Petch:       Hi. Yes. Obviously the ING transaction was a really
                    significant one both in terms of its size and capital requirements and so on. I wonder if you could say something about how long you looked at it all before you agreed in principle to the transaction and how long it took to structure the contracts and how long you had to do due diligence and things like that?

Scott Willkomm:     Trying to remember when the first - I mean we've known it's been out there for a while. This is a small world quite frankly. And we're reasonably familiar


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                    with the business because there aren't a whole lot of us and we do know what our competitors are up to.

                    We received the official offering document from the bankers on Memorial Day so that would have been in May and we announced the transaction middle of October so from that, you know, Memorial Day receipt of the due diligence book and the actuarial appraisals and the like to October we were working both on due diligence as well as structuring the transaction and, you know, so in many respects in parallel throughout that period of time so, you know, it was a reasonably extensive period of time.

Trevor Petch:       May I ask which were the parts of it that you said you found the most challenging?

Scott Willkomm:     I think the most challenging parts were two things. One, how do we address the XXX strain and the way we did that was a structure where ING is retaining that risk and that was a very important element to the negotiation and structuring of the transaction.

                    And quite honestly the second - maybe not - actually probably the most important thing was, you know, in order to make the transaction successful in terms of executing and managing the block was the acquisition of staff and making sure that we did the human potential element in as thoughtful a fashion as possible in terms of, you know, we knew the senior folks but there were quite a fair number of mid-level and junior folks who we did not have access to in the first half of the period and had access to after we got into an exclusive conversation with ING late in the game.

                    So we had a lot of work to do in terms of evaluating the people. We interviewed every person who worked for the ING Re organization, looked to


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                    see how they fit within our post-acquisition Scottish Re
                    organization and I think that was the toughest because at the end of the day, you know, we are a people business and our assets go home at night.

Trevor Petch:       Thanks a lot.

Scott Willkomm:     Sure.

Operator:           At this time there are no further questions. Are there any closing remarks?

Scott Willkomm:     No, at this point I would just like to thank everyone for
                    joining us on this conference call this morning and we look forward to seeing many of you at investor day in New York on March 15th. Please check our Web site and we will endeavor to email to many of you information in the course of the next week as to venue and agenda for events.

                    Thank you very much.

Operator:           Thank you. This concludes your conference. You may now
                    disconnect.


                                       END